Exhibit 10.1

Attn: David Kalenuik/Heidi Kalenuik	January 4, 2010
Lake Victoria Mining Company
West Vancouver
T: 604-307-9951

Finder’s Fee Agreement
Between Lake Victoria Mining Company And
Robert A. Young/The RAYA Group

Dear David and Heidi:

Further to our previous meeting and subsequent discussions over the phone, we wish to register for a finder’s fee, if any of our prospects invests in a private placement/joint venture etc. with Lake Victoria Mining Company or spin off companies managed by the present management team.

Our fee is to be paid in full at the time of the closing and paid to the RAYA Group in shares and/or cash (our choice).  This registration for a finder’s fee is for a five-year period from the date of this document.  The first group we wish to register is Sheikh Mohammed Hussein Ali Al-Amoudi/his advisor Haile Assegide or their assigns.  The Sheikh normally does business through Corral Petroleum or MIDROC (Mohammed International Development Research and Organization Companies.  For further information on the Sheikh, just Google in his name.

The fee we charge re this introduction will be 10% for the first $10 million US and 5% commission for amounts larger than $10 million USD for the gross proceeds. The fee would be due and payable upon closing of the financing.

As Agreed By	As Agreed By
Date: January 4, 2010	Date: January 4, 2010

ROBERT A. YOUNG	HEIDI KALENUIK
Robert A. Young	Heidi Kalenuik, Director
The RAYA Group	Lake Victoria Mining Company

cc: Benjamin Gulilat